EXHIBIT 10.4

                              CONVERTIBLE DEBENTURE
                         (CONVERTIBLE INTO COMMON STOCK)

August 26, 2004                                                      $200,000.00

         FOR VALUE RECEIVED, the undersigned, Ihealth, Inc. ("Maker"), having a business address at 5499 N. Federal Hwy. Suite D, Boca Raton, Florida hereby promises to pay to the order of Morgan Stanley DW Inc. Custodian For: James E Simmons IRA STD SEP 1-23-85 ("Payee" or "Holder") the principal amount of Two Hundred Thousand Dollars ($200,000.00), together with interest at the rate of ten percent (10%) per annum, on the Maturity Date as hereinafter defined.

         1. PAYMENTS OF INTEREST AND PRINCIPAL. All principal and accrued but unpaid interest hereunder shall be due and payable by the Maker on or before August 26, 2006 (the "Maturity Date"). All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum. All payments are to be made to the address reflected in paragraph 8 hereof.

         2. PLACEMENT OF PAYMENT. So long as Payee shall hold this Debenture, all payments of principal and interest shall be made at the address of Maker as specified herein upon presentment of this Debenture.

         3. PREPAYMENT. From and after the date hereof, Maker shall have the option to prepay all, but not in part, the principal balance, together with accrued interest on the principal amount, of this Debenture. There is no prepayment penalty.

         4. CONVERSION. Commencing 12 months from the date hereof, the Holder, at its option may convert all or any amount of the principal amount and any accrued and unpaid interest on the Debenture into the common stock of the Maker at a conversion price of seven and one half Cents (.075) per share of common stock, subject to adjustment and restrictions as hereinafter provided. In the event the outstanding common stock of the Maker is hereafter changed into or exchanged for a different number or kind of shares, or other securities of the Maker, or of another corporation, by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, reverse stock split, forward stock split, stock dividend, or otherwise, the aggregate number, price and kind of securities subject to the conversion rights of this Debenture shall be adjusted appropriately. In the event a merger, consolidation, reorganization or acquisition takes place and Maker is not the survivor or successor, then this Debenture shall automatically be assumed by, and shall be the obligation of, the surviving or successor corporation, subject to appropriate adjustment. In that event, this Debenture will become the Debenture of the surviving or successor corporation and need not be exchanged for a new Debenture unless requested by Payee.

In addition, the following restrictions apply:

         o Conversion of principal or accrued interest into common stock may not occur during any Company registration or blackout period.

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         5. DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default"):

         a. Failure to Pay. Maker fails to pay, when due, any of the obligations provided that such failure continues for a period of ten (10) business days after delivery of written notice from Payee to Maker;

         b. Petition By or Against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors; or

         c. Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court.

         6. REMEDIES.

         a. Acceleration. Upon the occurrence of an Event of Default and for so long as such default is continuing:

                  (i) The total amount of (a) of this Debenture which are then due and unpaid and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 1/2%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand, subject to Maker's right to convert such amounts into shares of Maker's common stock as herein described; and

                  (ii) Payee may exercise any of the other remedies provided under applicable laws.

         7. MISCELLANEOUS.

         a. Waivers. No waiver of any term or condition of this Debenture shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

         b. Invalid Terms. In the event any provision contained in this Debenture shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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         c.       Successors. This Debenture shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

         d. Controlling Law. This Debenture shall be read, construed and governed in all respects in accordance with the laws of the State of Florida.

         e. Amendments. This Debenture may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought.

         8. NOTICES. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if address to:

                  Maker:                the address set forth above


                  Payee:                ___________________________

Posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

         9. HEADINGS. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

         IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                        Ihealth, Inc.

                                        By:    /s/ Brian John
                                        Name:  Brian John
                                        Title: President








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